Exhibit 99.1

Travelzoo 590 Madison Avenue 35th Floor New York, NY 10022 Investor Relations: Lijun Qi ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Fourth Quarter 2019 Results and Discusses Impact of Acquisition of Jack’s Flight Club on 2020 Results

NEW YORK, March 2, 2020 — Travelzoo® (NASDAQ: TZOO):

•	Revenue of $26.9 million; consistent year-over-year in constant currencies

•	Cash flow from operations of $9.4 million

•	GAAP operating profit of $0.8 million

•	Earnings per share (EPS) of ($0.05)

•	New Travelzoo® members growth 18% higher

•	Acquisition of fast-growing, highly profitable Jack’s Flight Club completed on January 13.

Travelzoo, a global Internet media company that publishes exclusive offers and experiences for members, today announced financial results for the fourth quarter ended December 31, 2019. Global consolidated revenue was $26.9 million, a decrease of $164,000 year-over-year. In constant currencies, revenue was consistent year-over-year. Travelzoo's reported revenue consists of advertising revenues and commissions, derived from and generated in connection with a much larger amount of purchases made by Travelzoo® members. The operating profit was $818,000. Operating profit was impacted by three factors: special marketing initiatives, including a TV advertising campaign with partner Deutsche Bahn in Germany; one-time HR expenses; and one-time restructuring expenses

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in Asia Pacific. After increased tax provisions, the reported net loss was $636,000. EPS was ($0.05), down from $0.13 in the prior-year period.

"I would like to thank all Travelzoo employees worldwide who contributed to our solid financial results throughout 2019,” said Holger Bartel, Global CEO of Travelzoo. “We are excited about the prospects of our recent acquisition of Jack’s Flight Club, a highly profitable, best in class subscription service, on Travelzoo’s financial performance going forward. During the month of February alone, about 100,000 Travelzoo members in the UK signed up for Jack’s Flight Club. We will see an immediate contribution to Q1 2020 revenue and EPS. Then, throughout 2020, we plan to introduce Jack’s Flight Club to 30 million Travelzoo members.”

Core Business versus Development Business
Our businesses in Europe and North America (the "Core Business") and our business in Asia Pacific (the "Development Business") are in very different situations. The following table illustrates how the Core Business compares to the Development Business:

	Core Business	Development Business
Q4 2019 Operating profit/loss	+$2.9 million	-$2.0 million
Q4 2019 Operating margin	11%	N/A
Contribution to Q4 2019 EPS	+$0.15	-$0.20
Contribution to twelve months EPS	+$1.01	-$0.67

Europe
Europe business segment revenue increased 2% year-over-year to $9.1 million. In constant currencies, revenue increased 3% year-over-year. Operating profit for the fourth quarter was $823,000, or 9% of revenue, compared to an operating profit of $1.6 million, or 18% of revenue in the prior-year period.

North America
North America business segment revenue decreased 1% year-over-year to $16.2 million. Operating profit for the fourth quarter was $2.0 million, or 13% of revenue, compared to an operating profit of $2.7 million, or 16% of revenue in the prior-year period.

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Asia Pacific
During the fourth quarter, our Asia Pacific segment saw a decrease in revenue of 12% year-over-year, a smaller decrease than in previous periods. Segment revenue was $1.6 million. Revenue from China increased by 11% quarter-over-quarter. The operating loss for the fourth quarter was $2.0 million, compared to $1.5 million in the prior-year period. Asia Pacific Q4 2019 operating loss includes one-time restructuring costs primarily related to Japan and Asia Pacific regional headquarters. As a result of the restructuring, fixed costs are expected to be substantially less going forward.

Members
As of December 31, 2019, Travelzoo had a worldwide unduplicated number of members of 30.3 million. In Asia Pacific, unduplicated number of members was 3.6 million as of December 31, 2019, consistent with December 31, 2018. In Europe, unduplicated number of members was 9.1 million as of December 31, 2019, up 4% from December 31, 2018. In North America, unduplicated number of members was 17.7 million as of December 31, 2019, up 1% from December 31, 2018.

The number of new members in Q4 2019 was 609,000, compared to 515,000 in Q4 2018. This represents an increase of 18% in new member growth.

Income Taxes
Income tax expense was $1.3 million, compared to a $1.2 million income tax expense in the prior-year period. Travelzoo saw an unusually high income tax provision recorded for Q4 2019 of 167%, up from 43% in the prior-year period, primarily due to a one-time adjustment to pre-tax profit estimates for North America and Europe. Operating losses from the Development Business were not used to offset operating income from the Core Business.

Asset Management
During the fourth quarter of 2019, Travelzoo generated $9.4 million of cash from operating activities. Accounts payable increased by $7.0 million to $20.4 million in the fourth quarter of 2019. Cash used in investing activities was $124,000. Cash used in financing activities of $2.0 million was for share repurchases. As of December 31, 2019, cash and cash equivalents were $19.5 million.

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Jack’s Flight Club
On January 13, 2020, Travelzoo completed the acquisition of a majority stake in Jack’s Flight Club. Jack’s Flight Club is a highly profitable, fast-growing and best in class subscription service that monitors flight prices and informs its members about airfare sales and cheap flights. It offers a free subscription as well as a premium service, for which members pay between $40 to $60 annually.
At the time of the acquisition, the immediate contribution to Travelzoo’s financial performance was an additional 5% revenue growth and an additional EPS of $0.20 for 2020. In 2019, the number of premium members of Jack’s Flight Club grew 93% compared to 2018. Travelzoo’s plan is to accelerate this growth by introducing Jack’s Flight Club to Travelzoo members worldwide. Since January 30, more than 100,000 Travelzoo members in the UK alone signed up for Jack’s Flight Club.

Conference Call
Travelzoo will host a conference call to discuss fourth quarter results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo® provides our 30 million members insider deals and one-of-a-kind experiences personally reviewed by one of our deal experts around the globe. With 22 offices worldwide, we have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. For over 20 years we have worked in partnership with more than 5,000 top travel suppliers-our long-standing relationships give Travelzoo members access to irresistible deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Travelzoo and Top 20 are registered trademarks of Travelzoo.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues	$26,898	$27,062	$111,412	$111,322
Cost of revenues	3,206	2,880	11,889	12,268
Gross profit	23,692	24,182	99,523	99,054
Operating expenses:
Sales and marketing	14,753	13,974	59,949	58,519
Product development	1,905	1,799	6,885	8,993
General and administrative	6,216	5,620	23,262	23,304
Total operating expenses	22,874	21,393	90,096	90,816
Income from operations	818	2,789	9,427	8,238
Other income (loss), net	(135)	(52)	(515)	48
Income before income taxes	683	2,737	8,912	8,286
Income tax expense	1,319	1,173	4,794	3,625
Net income (loss)	$(636)	$1,564	$4,118	$4,661

Basic income (loss) per share	$(0.05)	$0.13	$0.35	$0.38
Diluted income (loss) per share	$(0.05)	$0.13	$0.34	$0.37

Weighted average shares:
Basic	11,559	12,059	11,809	12,323
Diluted	11,559	12,151	12,035	12,510

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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$19,505	$18,017
Accounts receivable, net	13,006	12,646
Income taxes receivable	989	389
Deposits	114	167
Prepaid expenses and other	2,496	1,947
Total current assets	36,110	33,166
Deposits and other	702	685
Deferred tax assets	2,051	1,645
Restricted cash	1,323	1,444
Investment in WeekenGO	2,484	2,694
Operating lease right-of-use assets	9,287	—
Property and equipment, net	2,982	3,790
Total assets	$54,939	$43,424
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,406	$17,129
Accrued expenses and other	7,477	7,853
Deferred revenue	896	1,339
Operating lease liabilities	5,301	—
Income tax payable	914	489
Total current liabilities	34,994	26,810
Long-term tax liabilities	359	418
Long-term operating lease liabilities	8,238	—
Other long-term liabilities	84	2,137
Total liabilities	43,675	29,365
Common stock	115	120
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(3,452)	(4,214)
Retained earnings	14,601	18,153
Total stockholders’ equity	11,264	14,059
Total liabilities and stockholders’ equity	$54,939	$43,424

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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income (loss)	$(636)	$1,564	$4,118	$4,661
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	319	438	1,318	1,828
Stock-based compensation	539	152	1,414	915
Deferred income tax	(173)	(240)	258	(336)
Loss on equity investment in WeekenGO	210	133	821	218
Net foreign currency effects	21	119	80	42
Other	210	(53)	342	(119)
Changes in operating assets and liabilities:
Accounts receivable	(601)	(433)	(728)	(1,519)
Income tax receivable	(60)	479	(600)	129
Prepaid expenses and other	(505)	(316)	(508)	104
Accounts payable	7,032	3,575	3,061	(25)
Accrued expenses and other	200	248	(242)	—
Income tax payable	409	(327)	373	(392)
Other liabilities	2,463	(58)	1,647	(189)
Net cash provided by operating activities	9,428	5,281	11,354	5,317
Cash flows from investing activities:
Proceeds from sale of property and equipment	—	—	—	150
Investment in WeekenGO	—	—	(673)	(3,083)
Purchases of property and equipment	(124)	(86)	(474)	(752)
Net cash used in investing activities	(124)	(86)	(1,147)	(3,685)
Cash flows from financing activities:
Repurchase of common stock	(2,040)	(2,419)	(10,808)	(5,292)
Proceeds from exercise of stock options, net of taxes paid for net share settlement of equity awards	—	—	1,712	—
Net cash used in financing activities	(2,040)	(2,419)	(9,096)	(5,292)
Effect of exchange rate on cash, cash equivalents and restricted cash	651	(547)	256	(880)
Net increase (decrease) in cash, cash equivalents and restricted cash	7,915	2,229	1,367	(4,540)
Cash, cash equivalents and restricted cash at beginning of period	12,913	17,232	19,461	24,001
Cash, cash equivalents and restricted cash at end of period	$20,828	$19,461	$20,828	$19,461
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$944	$1,313	$4,720	$4,276

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Travelzoo
Segment Information
(Unaudited)
(In thousands)

Three months ended December 31, 2019	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$1,580	$9,937	$15,381	$26,898
Intersegment revenue	(8)	(788)	796	—
Total net revenues	1,572	9,149	16,177	26,898
Operating income (loss)	$(2,042)	$823	$2,037	$818

Three months ended December 31, 2018	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$1,777	$9,213	$16,072	$27,062
Intersegment revenue	9	(222)	213	—
Total net revenues	1,786	8,991	16,285	27,062
Operating income (loss)	$(1,510)	$1,626	$2,673	$2,789

Twelve months ended December 31, 2019	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$6,402	$39,556	$65,454	$111,412
Intersegment revenue	88	(2,658)	2,570	—
Total net revenues	6,490	36,898	68,024	111,412
Operating income (loss)	$(7,511)	$4,359	$12,579	$9,427

Twelve months ended December 31, 2018	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$7,869	$36,468	$66,985	$111,322
Intersegment revenue	(10)	(319)	329	—
Total net revenues	7,859	36,149	67,314	111,322
Operating income (loss)	$(6,322)	$4,973	$9,587	$8,238

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